Exhibit 99

Investor Contact	Media Contact
Matt Rohrmann	Anna Kukowski
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	anna.kukowski@axiscapital.com
(212) 940-3339	(212) 715-3574

GREETHAM, ZELLER RETIRE FROM AXIS BOARD OF DIRECTORS

PEMBROKE, Bermuda, December 10, 2020 – AXIS Capital Holdings Limited ("AXIS Capital") (NYSE:AXS), today announced the retirement of Christopher V. Greetham and Wilhelm Zeller, two longtime members of the Company’s Board of Directors, effective December 31, 2020.

“We are grateful for the tremendous leadership and invaluable counsel that Chris and Willie provided to AXIS, particularly in helping the Company navigate through a period of significant transformation,” said Henry Smith, Chairman of AXIS Capital. “Their wisdom and knowledge have made AXIS a stronger company, as over the years we have particularly benefited from Willie’s deep reinsurance expertise and Chris’ expansive knowledge in the finance and risk arenas.”

Albert A. Benchimol, AXIS President and CEO added, “I want to express my deep appreciation to Chris and Willie for all of their contributions, insights and counsel over many years. Chris and Willie’s leadership on the Board will be greatly missed, and I am deeply grateful for their significant contributions.”

Mr. Greetham has served as a member of the AXIS Board of Directors since October of 2006 and Mr. Zeller joined the Board in July of 2009. Since 2018, the Company has added five new directors to its Board.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at September 30, 2020 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com. Follow AXIS Capital on LinkedIn and Twitter.

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